Filed Pursuant to Rule 424(b)(2)

Registration No. 333-194330

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
3.875% Notes due 2045	$696,960,000.00	99.717%	$694,987,603.20	$80,757.56

(1)	£450,000,000 aggregate principal amount of the Notes will be issued. The $ amount to be registered is based on the February 25, 2015 $/£ exchange rate of $1.5488/£1.00, as published by the Bank of England.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. A filing fee of $80,757.56 is being paid in connection with this offering.

£450,000,000

Mondelēz International, Inc.

£450,000,000 3.875% Notes due 2045

This is an offering of £450,000,000 3.875% Notes due 2045 (the “notes”) to be issued by Mondelēz International, Inc., a Virginia corporation (“Mondelēz International”).

We will pay interest on the notes annually on March 6 of each year beginning on March 6, 2016. The notes will mature on March 6, 2045. The notes will be issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

We may redeem the notes at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption” in this prospectus supplement.

If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders. See “Description of Notes—Change of Control” in this prospectus supplement. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. Please read the information provided under the caption “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the notes.

See “Risk Factors” on page S-6 of this prospectus supplement to read about important factors you should consider before buying the notes.

We intend to apply to list the notes on the New York Stock Exchange. We expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. Currently there is no public market for the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount	Proceeds, Before Expenses, to Mondelēz International
Per note	99.717%	0.500%	99.217%
Total	£448,726,500	£2,250,000	£446,476,500
Total(1)	$694,987,603	$3,484,800	$691,502,803

(1)	Based on a $/£ rate of exchange of $1.5488/£1.00 as of February 25, 2015. Plus accrued interest from March 6, 2015 if delivery of the notes occurs after that date.

The underwriters expect to deliver the notes to purchasers in registered book-entry form and deposited in global form through the facilities of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. against payment in New York, New York on March 6, 2015.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank	The Royal Bank of Scotland	Société Générale Corporate & Investment Banking

Barclays	BNP PARIBAS	HSBC

Co-Managers

Banca IMI	Commerzbank	Mizuho Securities	MUFG

Prospectus Supplement dated February 25, 2015.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectus we have authorized for use with respect to this offering. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The financial information presented in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States.

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In connection with this offering, Credit Suisse Securities (Europe) Limited as Stabilizing Manager (or its respective affiliates), may over-allot or effect transactions which stabilize or maintain the market price of the notes at levels which might not otherwise prevail. This stabilizing, if commenced, may be discontinued at any time and will be carried out in compliance with all applicable laws, regulations and rules. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons who come to possess this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information contained in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under the caption “Where You Can Find More Information” in the accompanying prospectus and under the caption “Incorporation by Reference” in this prospectus supplement.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Mondelēz International,” the “Company,” “we,” “us” and “our” refer to Mondelēz International, Inc. and its subsidiaries. Trademarks and servicemarks in this prospectus supplement and the accompanying prospectus appear in italic type and are the property of or licensed by us.

References herein to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. References to “£” and “sterling” are to the lawful currency of the United Kingdom.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and certain statements incorporated by reference into this prospectus supplement contain a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “project,” “potential,” “might,” “outlook” and similar expressions are intended to identify our forward-looking statements, including but not limited to statements about: our future performance, including our future revenue growth and margins; our strategy, including our goals to

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deliver top-tier financial performance and be a great place to work; price volatility and pricing actions; the cost environment and measures to address increased costs; the effects of implementing our transformation and sales and marketing initiatives; the costs of, cost savings generated by, timing of expenditures under and completion of our restructuring programs; our market-leading positions; snack food consumption trends; growth in our categories and markets; volatility in global markets; commodity prices and supply; economic conditions; currency exchange rates, controls and restrictions; our expansion plans; our operations in Venezuela; our entry into and the timeframe for completing the planned coffee business transactions; the cash proceeds and ownership interest to be received in the transactions; completion of our biscuit operation acquisition; legal matters; changes in laws and regulations and regulatory compliance; environmental compliance and remediation actions; the estimated value of goodwill and intangible assets; impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing; our accounting estimates and judgments; remediation efforts related to income tax controls; pension expenses, contributions and assumptions; employee benefit plan expenses, obligations and assumptions; relationships with employees and representatives; tax positions; our liquidity, funding sources and uses of funding; reinvestment of earnings; our risk management program, including the use of financial instruments for hedging activities; capital expenditures and funding; share repurchases; dividends; compliance with financial and long-term debt covenants; debt repayment and funding; guarantees and our contractual obligations.

These forward-looking statements involve risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, risks from operating globally and in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to our business; competition; failing to successfully complete the planned coffee business transactions on the anticipated timeframe; the transactions, the restructuring programs and our other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring programs are based; protection of our reputation and brand image; management of our workforce; consolidation of retail customers and competition with retailer and other economy brands; changes in our relationships with suppliers or customers; legal, regulatory, tax or benefit law changes, claims or actions; strategic transactions; our ability to innovate and differentiate our products; significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting; volatility of capital or other markets; pension costs; use of information technology; our ability to protect our intellectual property and intangible assets; and a shift in our pre-tax income among jurisdictions, including the United States. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus supplement or the accompanying prospectus, except as required by applicable law or regulation.

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ABOUT MONDELĒZ INTERNATIONAL

We are one of the world’s largest snack companies with global net revenues of $34.2 billion and earnings from continuing operations of $2.2 billion in 2014. We manufacture and market delicious snack food and beverage products for consumers in approximately 165 countries around the world. Our portfolio includes nine billion dollar brands—LU, Nabisco and Oreo biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolates; Trident gum; Jacobs coffee and Tang powdered beverages. Our portfolio includes 58 brands that each generated annual revenues of $100 million or more in 2014.

We are proud members of the NASDAQ 100 and Standard & Poor’s 500. Our common stock trades on The NASDAQ Global Select Market under the symbol “MDLZ.”

We have been incorporated in the Commonwealth of Virginia since 2000. Our principal executive offices are located at Three Parkway North, Deerfield, IL 60093. Our telephone number is (847) 943-4000 and our Internet address is www.mondelezinternational.com. Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under the “Incorporation by Reference” heading in both the accompanying prospectus and this prospectus supplement, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

CONCURRENT DEBT TENDER OFFER

On February 23, 2015, we commenced a cash tender offer (the “Tender Offer”) to purchase up to $2,000,000,000 of our outstanding 4.125% Notes due February 2016, our 6.500% Notes due August 2017, our 6.125% Notes due February 2018, our 6.125% Notes due August 2018, our 5.375% Notes due February 2020, our 6.500% Notes due November 2031, our 7.000% Notes due August 2037, our 6.875% Notes due February 2038, our 6.875% Notes due January 2039 and our 6.500% Notes due February 2040 (collectively, the “Tender Offer Notes”), subject to the completion of this offering, and other conditions. The consummation of this offering is not contingent upon the successful completion of the Tender Offer. We cannot assure you that the Tender Offer will be completed on the terms described in this prospectus supplement, or at all, nor can we assure you that the Tender Offer will result in any of the Tender Offer Notes subject to the Tender Offer being tendered and accepted for purchase. Nothing in this prospectus supplement shall be construed as an offer to purchase any of the outstanding Tender Offer Notes, as the Tender Offer is being made only to the recipients of, and upon the terms and conditions set forth in, the related offer to purchase and letter of transmittal. We may amend the Tender Offer in any respect in relation to one or more series of Tender Offer Notes.

CONCURRENT EURO NOTES OFFERING

On February 25, 2015, we announced an offering of €500,000,000 1.000% Notes due 2022, €750,000,000 1.625% Notes due 2027 and €750,000,000 2.375% Notes due 2035 (collectively, the “euro notes”), in an underwritten public offering pursuant to a separate prospectus supplement (the “Concurrent Offering”). Closing of the Concurrent Offering is subject to customary conditions precedent. The consummation of this offering is not contingent upon the successful completion of the Concurrent Offering. We cannot assure you that the Concurrent Offering will be completed. This prospectus supplement and the accompanying prospectus is not, and should not be construed as, an offering of any securities other than the notes offered hereby.

SUMMARY OF THE OFFERING

The following summary contains basic information about this offering and the terms of the notes. It does not contain all the information that is important to you. For a more complete understanding of this offering and the terms of the notes, we encourage you to read this entire prospectus supplement, including the information under the caption “Description of Notes,” and the accompanying prospectus, including the information under the caption “Description of Debt Securities,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Mondelēz International, Inc.

Securities Offered	£450,000,000 aggregate principal amount of notes due 2045.

Maturity Date	March 6, 2045.

Interest Rate	The notes will bear interest from March 6, 2015 at the rate of 3.875% per annum, payable annually in arrears.

Interest Payment Dates	Annually on March 6 of each year, beginning on March 6, 2016.

Ranking

The notes will be our senior unsecured obligations and will:

•     rank equally in right of payment with all of our existing and future senior unsecured indebtedness;

•     rank senior in right of payment to all of our existing and future subordinated indebtedness;

•     be effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•     be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of each of our subsidiaries.

Currency of Payments	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in sterling (or, if the United Kingdom adopts the euro as its lawful currency, in euro). If sterling (or, in the event the notes are redenominated into euro, euro) is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (or, once redenominated into euro, the euro is no longer used by the member states of the

European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community), then all payments in respect of the notes will be made in U.S. dollars until sterling (or euro, as the case may be) is again available to us or so used. The amount payable on any date in sterling (or, in the event the notes are redenominated into euro, euro) will be converted into U.S. dollars on the basis of the most recently available market exchange rate for sterling (or euro, as the case may be). Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture.

Additional Amounts	Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as may be necessary to ensure that every net payment on a note to a holder who is not a United States person, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Optional Redemption

Prior to December 6, 2044 (the date that is three months prior to the scheduled maturity date for the notes), we may, at our option, redeem the notes, in whole at any time or in part from time to time, at a price equal to the greater of the principal amount of the notes to be redeemed or a “make-whole” amount, plus in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after December 6, 2044 (the date that is three months prior to the scheduled maturity date for the notes), we may, at our option, redeem the notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Redemption of Notes for Tax Reasons	We may redeem all, but not part, of the notes upon the occurrence of specified tax events described under “Description of Notes—Redemption for Tax Reasons.”

Change of Control	Upon the occurrence of both (i) a change of control of Mondelēz International and (ii) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Covenants

We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

•    incur debt secured by liens above a certain threshold;

•     engage in certain sale and leaseback transactions above a certain threshold; and

•     consolidate, merge, convey or transfer our assets substantially as an entirety.

For more information about these covenants, please see the information under the caption “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus.

Use of Proceeds	We expect to receive net proceeds of £446,476,500 ($691,502,803) from the sale of the notes offered hereby (based on a $/£ exchange rate of $1.5488/£1.00 as of February 25, 2015), before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the sale of the offered notes, together with the net proceeds from the sale of the euro notes in the Concurrent Offering, for general corporate purposes, including to fund the Tender Offer.

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the notes.

Form/Clearing System	The notes will be issued only in registered, book-entry form and deposited in global form with a common depositary for Euroclear and Clearstream in minimum denominations of £100,000 in principal amount and multiples of £1,000 in excess thereof.

Trustee	Deutsche Bank Trust Company Americas

Paying Agent	Deutsche Bank Trust Company Americas

Registrar and Transfer Agent	Deutsche Bank Trust Company Americas

Markets	The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. See “Underwriting—Sales Outside the U.S.”

Listing	We intend to apply to list the notes on the New York Stock Exchange.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

ISIN	XS1197275966.

Common Code	119727596.

CUSIP	609207 AG0.

RISK FACTORS

Investing in the notes involves various risks, including the risks described below, the risks described under “Foreign Exchange Risks” and in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained or incorporated by reference in this prospectus supplement before deciding to invest in the notes, including the risk factors incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2014, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and liquidity.

Active trading markets for the notes may not develop.

The notes are new issues of securities with no established trading markets. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurance can be given that the notes will become or will remain listed. We cannot assure you trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, but not limited to, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the time remaining until maturity of the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may incur additional indebtedness and we are not subject to financial covenants.

The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to the limitations described in the section entitled “Description of Debt Securities—Restrictive Covenants—Limitations on Liens” in the accompanying prospectus. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture, and our revolving credit facility agreement contains only limited covenants, which restrict our and our major subsidiaries’ ability to grant liens to secure indebtedness and our ability to effect mergers and sales of our and our subsidiaries’ properties and assets substantially as an entirety. As a result, you are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Year ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	3.6x	3.1x	1.7x	1.9x	1.3x

Earnings available for fixed charges represent earnings from continuing operations before income taxes, distributed income from equity investees, and fixed charges excluding capitalized interest, net of amortization. Fixed charges represent interest expense, including amortization of debt discount and debt issue expenses, capitalized interest and the portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions which has been included in the provision for income taxes.

USE OF PROCEEDS

We expect to receive net proceeds of £446,476,500 ($691,502,803) from the sale of the notes offered hereby (based on a $/£ exchange rate of $1.5488/£1.00 as of February 25, 2015), before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the sale of the offered notes, together with the net proceeds from the sale of the euro notes in the Concurrent Offering, for general corporate purposes, including to fund the Tender Offer.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of December 31, 2014. We have presented our capitalization:

•	on an actual basis; and

•	on an as adjusted basis to reflect:

•	the issuance of £450,000,000 (approximately $696,960,000 based on a $/£ exchange rate of $1.5488/£1.00 as of February 25, 2015) of notes offered hereby;

•	the issuance of €2,000,000,000 (approximately $2,269,200,000 based on a $/€ exchange rate of $1.1346/€1.00 as of February 25, 2015) of euro notes offered in the Concurrent Offering; and

•	the use of net proceeds (before expenses but after deducting the underwriting discount) from the issuance of notes offered hereby and the issuance of euro notes in the Concurrent Offering as described under the caption “Use of Proceeds.”

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2014
	Actual	As Adjusted
	(in millions)
Short-term borrowings, including current maturities	$2,835	$2,835
Notes due 2045 offered hereby (1)	—	697
Notes due 2022 offered in the Concurrent Offering(2)	—	567
Notes due 2027 offered in the Concurrent Offering(2)	—	851
Notes due 2035 offered in the Concurrent Offering(2)	—	851
Other long-term debt(3)	13,865	11,865

Total debt	$16,700	$17,666

Mondelēz International shareholders’ equity:
Common Stock	—	—
Additional paid-in capital	31,651	31,651
Retained earnings	14,529	14,529
Accumulated other comprehensive losses	(7,318)	(7,318)
Treasury stock, at cost	(11,112)	(11,112)

Total Mondelēz International shareholders’ equity	27,750	27,750

Total capitalization	$44,450	$45,416

(1)	Converted based on a $/£ exchange rate of $1.5488/£1.00 as of February 25, 2015.
(2)	Converted based on a $/€ exchange rate of $1.1346/€1.00 as of February 25, 2015.
(3)	Other long-term debt as adjusted reflects the assumed cancellation of $2 billion in aggregate principal amount of Tender Offer Notes pursuant to the Tender Offer.

FOREIGN EXCHANGE RISKS

Investors will have to pay for the notes in sterling. Principal and interest payments of the notes are payable by us in sterling. An investment in the notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and sterling, and

•	the imposition or modification of foreign exchange controls with respect to sterling.

We have no control over a number of factors affecting this type of note, including the current negotiations between Greece and the other members of the Eurozone regarding the Greek financial support package provided by the International Monetary Fund and the European Union, the European Central Bank’s quantitative easing program and other economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including sterling, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of sterling against the home currency could result in a decrease in the effective yield of the notes below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.

Initial holders will be required to pay for the notes in sterling, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in sterling (or, if the United Kingdom adopts the euro as its lawful currency, in euro). If sterling (or, in the event the notes are redenominated into euro, euro) is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (or, once redenominated into euro, the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community), then all payments in respect of the notes will be made in U.S. dollars until sterling (or euro, as the case may be) is again available to us or so used. The amount payable on any date in sterling (or, in the event the notes are redenominated into euro, euro) will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date, in each case as certified by us to the trustee and paying agent pursuant to an officers’ certificate. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

The notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in sterling. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law. In U.S. federal or state courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of sterling into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

On February 25, 2015, the $/£ rate of exchange quoted by the Bank of England was $1.5488/£1.00.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 7 of the accompanying prospectus. The accompanying prospectus contains a detailed summary of additional provisions of the notes and of the indenture, dated as of March 6, 2015, between Mondelēz International, Inc. and Deutsche Bank Trust Company Americas, as trustee, under which the notes will be issued. To the extent of any inconsistency, the following description replaces the description of the debt securities in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

We will offer £450,000,000 principal amount of the 2045 Notes as a series of notes under the indenture.

Unless an earlier redemption has occurred, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 6, 2045.

We will issue the notes in fully registered form only and in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. We may issue definitive notes in the limited circumstances set forth in “— Certificated Notes” below. If we issue definitive notes, principal of and interest on such notes will be payable in the manner described below, the transfer of our notes will be registrable, and our notes will be exchangeable for notes bearing identical terms and provisions, at the office of Deutsche Bank Trust Company Americas, the transfer agent and registrar for our notes, in New York, New York. The paying agent will be Deutsche Bank Trust Company Americas. However, payment of interest, other than interest at maturity, or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding this, (1) the depositary, as holder of our notes, or (2) a holder of more than £5 million in aggregate principal amount of notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the paying agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable in U.S. dollars on such note at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a note at the office of the transfer agent and registrar.

Interest on the Notes

Each note we issue will bear interest at a rate of 3.875%.

Interest on the notes will accrue from March 6, 2015 and is payable annually in arrears on of each year, beginning on March 6, 2016; provided that if any such date (other than the maturity date or a date fixed for redemption) is not a business day, the interest payment date will be postponed to the next succeeding business day, and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or March 6, 2015, if no interest has been paid on the notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

We will pay or cause to be paid interest to persons in whose names the notes are registered at the close of business the business day before the interest payment date (or to the applicable depositary, as the case may be).

If the maturity date or a date fixed for redemption is not a business day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding business day, in each case with the same force and effect as if made on the scheduled maturity date or such date fixed for redemption, and no interest shall accrue as a result of such delayed payment on amounts payable from and after the scheduled maturity date or such redemption date, as the case may be, to the next succeeding business day.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York or the place of payment, provided such day is also a London banking day and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Issuance in Sterling

Initial holders of the notes will be required to pay for such notes in sterling, and principal, premium, if any, and interest payments in respect of such notes will be made in sterling.

If, on or after the date of this prospectus supplement, the United Kingdom adopts euro, in lieu of sterling, as its lawful currency, the notes will be redenominated in euro on a date determined by us, in our sole discretion, with a principal amount for each note equal to the principal amount of that note in sterling, converted into euro at the rate established by the applicable law; provided that, if we determine after consultation with the paying agent that the then current market practice in respect of redenomination into euro of internationally offered securities is different from the provisions described above, such provisions will be deemed to be amended so as to comply with such market practice and we will promptly notify the trustee or the paying agent of such deemed amendment. We will give 30 days’ notice of the redenomination date to the paying agent, the trustee, Euroclear and Clearstream.

If sterling (or, in the event such notes are redenominated into euro, euro) is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (or, once redenominated into euro, the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community), then all payments in respect of such notes will be made in U.S. dollars until sterling (or euro, as the case may be) is again available to us or so used. The amount payable on any date in sterling (or, in the event such notes are redenominated into euro, euro) will be converted into U.S. dollars on the basis of the most recently available market exchange rate for sterling (or euro, as the case may be). Any payments in respect of such notes so made in U.S. dollars will not constitute an event of default under the terms of such notes or the indenture.

As used in this prospectus supplement, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of sterling (or euro, as the case may be) as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Investors will be subject to foreign exchange risks as to payments of principal, the redemption price (if any), additional amounts (if any) and interest that may have important economic and tax consequences to them. See “Foreign Exchange Risks” in this prospectus supplement.

General

In some circumstances, we may elect to discharge our obligations on the notes through full defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance” beginning on page 15 of the accompanying prospectus for more information.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes (except for the issue date, issue price, and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional notes). The additional notes may only be issued if they would be fungible with the notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the notes offered by this prospectus, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the notes.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” below. We may at any time and from time to time purchase notes in the open market or otherwise.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes upon the occurrence of specified events as described below under “—Redemption for Tax Reasons,” holders of notes will have the right to require us to repurchase all or any part (equal to £100,000 or an integral multiple of £1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of £100,000 or an integral multiple of £1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

Our ability to pay cash to holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event).

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mondelēz International and its subsidiaries taken as a whole to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than Mondelēz International or one of its subsidiaries; (ii) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Mondelēz International (whether or not otherwise in compliance with the provisions of the indenture); (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Mondelēz International’s voting stock; or (iv) the first day on which a majority of the members of Mondelēz International’s Board of Directors are not Continuing Directors (as defined below).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Mondelēz International and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mondelēz International to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mondelēz International and its subsidiaries taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Mondelēz International who (i) was a member of such Board of Directors on the date of the issuance of the notes; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Mondelēz International’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning set forth in the indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Payment of Additional Amounts

All payments by us or our paying agents will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States, unless the withholding or deduction of such amounts is required by law or the official interpretation or administration thereof.

We will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any note that is a Non-U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations”) or is a partnership that is not created or organized in or under the laws of the United States or any state or political subdivision thereof such additional amounts as may be necessary to ensure that every net payment on such note, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable absent such deduction or withholding. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the note, nor will we pay additional amounts for or on account of:

(a) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of a note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(b) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been treated as present in, or engaged in a trade or business in, the United States or (ii) having or having had a permanent establishment in the United States;

(c) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been treated as, for U.S. federal income tax purposes, a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

(d) any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);

(e) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

(f) any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such note;

(g) any gift, estate, inheritance, sales, transfer, wealth, personal property or excise tax or any similar tax, assessment or other governmental charge;

(h) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any note if such payment can be made without such withholding by at least one other paying agent;

(i) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(j) any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note, if such compliance is required by statute or regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(k) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

(l) any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner of a note being or having been treated as a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provisions;

(m) any withholding or deduction that is imposed on a payment to a holder or beneficial owner and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(n) any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current section 1471(b) of the Code (or any amended or successor version described above) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement (or related laws or official administrative practices) implementing the foregoing; or

(o) any combination of items (a) through (n) above.

In addition, we will not pay additional amounts to a beneficial owner of a note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a note that is not the sole beneficial owner of such note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner” includes any person holding a note on behalf of or for the account of a beneficial owner. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

We undertake that, to the extent permitted by law, we will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed with respect to payments on the notes.

If we are required to pay additional amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the additional amounts payable. If the trustee and the paying agent do not receive such an officers’ certificate, the trustee and paying agent will be fully protected in assuming that no such additional amounts are payable.

Optional Redemption

Prior to December 6, 2044 (the date that is three months prior to the scheduled maturity date for the notes), we may, at our option, redeem the notes, in whole at any time or in part from time to time (in £1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined below) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after December 6, 2044 (the date that is three months prior to the scheduled maturity date for the notes), we may, at our option, redeem the notes, in whole at any time or in part from time to time (in £1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

“Independent Investment Bank” means one of the Reference Bond Dealers that we appoint as the Independent Investment Bank from time to time.

“Treasury Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Reference Bond (as defined below) on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such dealing day as determined by us or the Independent Investment Bank.

“Reference Bond” means, in relation to any Treasury Rate calculation, a United Kingdom government bond whose maturity is closest to the maturity of the notes, or if we or the Independent Investment Bank considers that such similar bond is not in issue, such other United Kingdom government bond as we or the Independent Investment Bank, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by us or the Independent Investment Bank, determine to be appropriate for determining the Treasury Rate.

“Reference Bond Dealer” means (A) each of Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, United Kingdom government bonds (a “Primary Bond Dealer”) selected by us.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on each note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on each note will be reduced by the amount of interest accrued on such note to, but excluding, the redemption date.

If money sufficient to pay the redemption price on the notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

We will, or will cause the trustee or paying agent on our behalf to, mail notice of a redemption to holders of the notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the paying agent will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the paying agent deems fair and appropriate and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of £100,000 or less shall be redeemed in part.

We may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

Redemption for Tax Reasons

We may redeem the notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice (with written notice to the trustee no less than 15 days (or such shorter period as agreed by the trustee) prior to the sending of such redemption notice in the event the trustee is engaged by us to send such notice or cause such notice to be sent in our name and at our expense) at a redemption price equal to the principal amount of such notes plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if:

•	as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after the date of the issuance of such notes we have or will become obligated to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts,” and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us; or

•	on or after the date of the issuance of such notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to the notes, and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us.

If we exercise our option to redeem the notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel selected by us to the effect that the circumstances described in the above bullets exist. The trustee and paying agents will accept and will be entitled to conclusively rely upon such officer’s certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above for us to exercise our right to redeem the notes, which determination will be conclusive and binding on the holders.

Further Issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the notes.

Book-Entry System

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (the “Global Notes”) in fully registered form, without coupons, and will be deposited on the Closing Date with a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests in the Global

Notes will be in denominations of £100,000 and integral multiples of £1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the Global Notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the notes represented by the Global Note under the indenture and the Global Notes.

Certificated Notes

If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the applicable Global Notes. We will also issue the notes in definitive form in exchange for the Global Notes if an event of default has occurred with regard to the notes represented by the Global Notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the Global Notes and, in that event, will issue the notes in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of the notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such notes registered in its name. Any notes so issued in definitive form will be issued as registered in minimum denominations of £100,000 and integral multiples of £1,000 thereafter, unless otherwise specified by us. Our definitive form of the notes can be transferred by presentation for registration to the registrar at its office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

Clearing Systems

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian laws (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the Global Note will be credited in euro to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the Global Notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the Global Notes on the register (the “Register”) for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the Global Note through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

Registrar and Transfer Agent

The Registrar and Transfer Agent for the notes will be Deutsche Bank Trust Company Americas.

Governing Law

The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes at the time of original issuance at their “issue price” and applies only to beneficial owners that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes). For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “holders.”

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership and partners in such partnerships are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

If the notes are redenominated into euro, all references in this discussion to sterling shall be deemed to be references to euro instead.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, and local laws and tax treaties, and the possible effects of changes in tax laws.

Payments under Certain Events

We may be required, under certain circumstances, to pay additional amounts in redemption of the notes in addition to the stated principal amount of and interest on the notes (as described in “Description of Notes—Change of Control”), or pay additional amounts in respect of certain withholding taxes (as described in “Description of Notes—Payment of Additional Amounts”). Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such additional amounts in redemption of the notes or such additional amounts in respect of certain withholding taxes does not result in the notes being treated as contingent payment debt instruments under the applicable U.S. Treasury regulations. This position will be based on our determination that, as of the date of the issuance of the notes, the possibility that additional amounts in redemption of the notes and the possibility that additional amounts in respect of certain withholding taxes will have to be paid are remote or incidental contingencies within the meaning of applicable U.S. Treasury regulations. Our determination that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the U.S. Internal Revenue Service (“IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, the timing and character of a holder’s income and the timing of our deductions with respect to the notes could be affected. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

Interest on notes beneficially owned by a U.S. Holder will generally be taxable as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The amount of interest income realized by a U.S. Holder that uses the cash method of tax accounting will be the U.S. dollar value of the sterling interest payment on the date of receipt (based on the U.S. dollar spot rate for sterling on that date), regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder that uses the cash method of tax accounting will not recognize foreign currency gain or loss upon receipt of such payments, but may have foreign currency gain or loss when such holder actually sells or otherwise disposes of the sterling received, as described below. Under applicable U.S. Treasury regulations, the “spot rate” generally means a rate that reflects a fair market rate of exchange available to the public for currency under a “spot contract” in a free market and involving representative amounts. A “spot contract” is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the IRS has the authority to determine the spot rate.

A U.S. Holder that uses the accrual method of accounting for tax purposes will accrue interest income on the notes in sterling and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year), or, at the accrual basis U.S. Holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for tax purposes will recognize U.S. source foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note equal to the difference, if any, between the U.S. dollar value of the sterling payment received (determined based on the spot rate of exchange on the date such interest is received) and the U.S. dollar value of the interest income such U.S. Holder previously included in income with respect to such payment, regardless of whether the payment is in fact converted to U.S. dollars at such time. This foreign currency gain or loss will be treated as ordinary income or loss.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note will generally equal the U.S. dollar cost of the note to such holder. The U.S. dollar cost of a note for a U.S. Holder will be the U.S. dollar value of the sterling purchase price on the date of purchase. If the notes are traded on an established securities market, a cash basis U.S. Holder and, if it so elects, an accrual basis U.S. Holder will determine the U.S. dollar value of the sterling purchase price paid for such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to sterling and the immediate use of sterling to purchase a note will generally not result in taxable gain or loss for a U.S. Holder.

Except as discussed below with respect to foreign currency gain or loss, the gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes will generally be U.S. source capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if, at the time of the sale, exchange, redemption, or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

If a U.S. Holder receives a payment in sterling on the sale, exchange, redemption or other taxable disposition of a note, the amount realized will be the U.S. dollar value of the sterling amount received calculated at the exchange rate in effect on the date of such sale, exchange, redemption or other taxable disposition. If the notes are traded on an established securities market, a cash basis U.S. Holder (and if it so elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the sterling amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale or other disposition. The election available to accrual basis U.S. Holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Despite the foregoing, the gain or loss recognized on the sale or other disposition of the notes will generally be treated as U.S. source ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. Holder held the notes. The amount of gain or loss attributable to changes in exchange rates will generally be equal to the U.S. dollar value of the principal amount of the notes on the date of the disposition minus the U.S. dollar value of the principal amount of the notes on the date the notes were acquired by the U.S. Holder. However, upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will realize any exchange gain or loss (including with respect to principal and accrued interest) only to the extent of total gain or loss realized by such U.S. Holder on such disposition.

Exchange of Sterling

Sterling received as interest on a note or on a sale, exchange, redemption or other disposition of a note will generally have a tax basis equal to the U.S. dollar value of sterling at the spot rate on the date of receipt. Any gain or loss recognized on a sale, exchange or other disposition of sterling will generally be treated as U.S. source ordinary income or loss.

Medicare Tax

Legislation requires certain U.S. Holders who are individuals, estates or certain trusts to pay an additional 3.8% Medicare tax on the lesser of (a) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Reportable Transaction Reporting

Treasury regulations meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including, in certain circumstances, a sale, exchange, redemption or other taxable disposition of a note or sterling received in respect of such a note on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the holder recognizes a loss that equals or exceeds certain threshold amounts (including, in the case of a foreign currency loss, $50,000 in a single transaction for an individual or trust, and higher amounts for non-individual, non-trust taxpayers). U.S. Holders are advised to consult their tax advisors to determine the reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 as part of their U.S. federal income tax returns.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a suitable substitute form (or other applicable certificate) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder will generally be subject to information reporting requirements, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

•	either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or a suitable substitute form (or other applicable certificate) that it is not a U.S. person, and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or a suitable substitute form (or other applicable certificate) claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described below under “—Effectively Connected Income”; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S.-source capital gains exceed its U.S. source capital losses.

Effectively Connected Income

If interest or gain recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the withholding tax on interest previously discussed if the Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8ECI or a suitable substitute or successor form or such other form as the IRS may prescribe, but the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “United States person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Backup Withholding and Information Reporting

Under current U.S. Treasury regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (a) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary), unless such foreign financial institution complies with the requirements imposed by FATCA to collect and report to the United States substantial information regarding such institution’s U.S. account holders and meets certain other specified requirements or (b) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary), unless such entity certifies that it does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” and such entity meets certain other specified requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required.

An intergovernmental agreement between the United States and an applicable foreign country may modify the foregoing requirements. You should consult your own tax advisors regarding FATCA and whether it may be relevant to your purchase, ownership and disposition of the notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

EUROPEAN UNION SAVINGS DIRECTIVE

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-European Union countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

On March 24, 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from January 1, 2017. The changes will expand the range of payments covered by the Directive, in particular to include additional types of income payable on securities. They will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

UNDERWRITING

We and Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale, as representatives of the underwriters for the offering named below, have entered into an amended and restated underwriting agreement and a terms agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal amount of notes
Credit Suisse Securities (Europe) Limited	£51,429,000
Deutsche Bank AG, London Branch	51,429,000
The Royal Bank of Scotland plc	51,429,000
Société Générale	51,429,000
Barclays Bank PLC	51,428,000
BNP Paribas	51,428,000
HSBC Bank plc	51,428,000
Banca IMI S.p.A.	22,500,000
Commerzbank Aktiengesellschaft	22,500,000
Mitsubishi UFJ Securities International plc	22,500,000
Mizuho International plc	22,500,000

Total	£450,000,000

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $361,700.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The notes are new issues of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange to begin within 30 days after the original issue date. Currently there is no public market for the notes. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the issue of the notes, Credit Suisse Securities (Europe) Limited as Stabilizing Manager (or persons acting on its behalf) may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on its behalf) will undertake a stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. The underwriters may close out any short positions by purchasing notes in the open market. A short position is more likely to be created if underwriters expect that there may be downward pressure on the price of the notes in the open market while the offering is in progress. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect that delivery of the notes will be made against payment therefor on the date specified on the cover of this prospectus supplement, which will be the seventh business day following the trade date of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers of notes who wish to trade any notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Sales Outside the U.S.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes is only being distributed to and is only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (the “Order’”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “relevant persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Other Relationships

At any given time, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments of our company or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge and others may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect current or future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

To the extent that the underwriters or their affiliates own any of the notes subject to the Tender Offer, they may tender such notes pursuant to the terms of the Tender Offer. All or a portion of the net proceeds we receive from this offering will be used to fund the Tender Offer.

Affiliates of certain of the underwriters are parties to our revolving credit facility. In addition, the underwriters or their affiliates have provided in the past, or are currently providing, other investment and commercial banking and financial advisory services to us and our affiliates. The underwriters or their affiliates may in the future provide various investment and commercial banking and other services to us and our affiliates, for which they would receive customary compensation.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus supplement “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. These documents contain important information about Mondelēz International and our financial condition, business and results.

We are incorporating by reference the filings of Mondelēz International listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the filing of this prospectus supplement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 (including the portions of our proxy statement for our 2015 annual meeting of shareholders incorporated by reference therein); and

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2015, February 5, 2015, February 23, 2015 and February 24, 2015.

You may obtain any of these documents from the SEC at the SEC’s Internet website at http://www.sec.gov. You may also obtain a free copy of any of these filings from us by telephoning or writing to us at the following address and telephone number:

Mondelēz International, Inc.

Three Parkway North

Deerfield, IL 60015

Attention: Office of the Corporate Secretary

Telephone: (847) 943-4000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE NOTES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS SUPPLEMENT.

EXPERTS

Mondelēz International’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) and the financial statement schedule, both incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the reports (which contain an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. Certain matters involving the laws of Virginia will be passed upon for us by Hunton & Williams LLP, our Virginia counsel.

PROSPECTUS

Mondelēz International, Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

Depositary Shares

Purchase Contracts

Guarantees

Units

We or selling securityholders may, from time to time, offer to sell debt securities, Class A common stock, which we refer to as “common stock,” preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our principal executive offices are located at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015 and our telephone number is (847) 943-4000.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “MDLZ.”

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 5, 2014

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any accompanying prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using an automatic shelf registration statement, we may, at any time and from time to time, sell securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information about us and our financial statements. You can read the registration statement and exhibits on the SEC’s website or at the SEC as described under “Where You Can Find More Information.” Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Mondelēz International,” the “Company,” “we,” “us” and “our” refer to Mondelēz International, Inc. and its subsidiaries. Trademarks and servicemarks in this prospectus appear in italic type and are the property of or licensed by us.

References herein to “$,” “U.S. dollars” and “dollars” are to the lawful currency of the United States.

ABOUT THE COMPANY

We are one of the world’s largest snack companies with global net revenues of $35.3 billion and earnings from continuing operations of $2.3 billion in 2013. On October 1, 2012, following the spin-off of our North American grocery operations to our shareholders (the “Spin-Off”), we changed our name from Kraft Foods Inc. to Mondelēz International, Inc. to reflect our new standalone global snack food and beverage business and our vision to create a more delicious world in which to live.

We manufacture and market delicious food and beverage products for consumers in approximately 165 countries around the world. Our portfolio includes nine billion dollar brands—Oreo, Nabisco and LU biscuits; Milka, Cadbury Dairy Milk and Cadbury chocolates; Trident gum; Jacobs coffee and Tang powdered beverage. Our portfolio of snack foods and refreshments also includes 53 brands that each generated annual revenues of $100 million or more in 2013.

We are a Virginia corporation with principal executive offices at Three Parkway North, Deerfield, IL 60015. Our telephone number is (847) 943-4000 and our Internet address is www.mondelezinternational.com.

Except for the documents incorporated by reference in this prospectus as described under the “Incorporation by Reference” heading, the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our filings are also available to the public through the website maintained by the SEC at www.sec.gov or from commercial document retrieval services. Our filings are also available on our website at www.mondelezinternational.com.

You are encouraged to read the materials that we file with the SEC, which disclose important information about us. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us and our financial condition, business and results.

We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the filing of this prospectus and prior to the termination of any offering; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below or in a prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (including the portions of our proxy statement for our 2014 annual meeting of shareholders incorporated by reference therein);

•	our Current Reports on Form 8-K filed with the SEC on January 9, 2014, January 10, 2014, January 16, 2014, January 21, 2014 and January 24, 2014; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 25, 2012, including any amendment or report filed with the SEC for the purpose of updating such description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Mondelēz International, Inc.

Three Parkway North

Deerfield, IL 60015

Attention: Office of the Corporate Secretary

Telephone: (847) 943-4000

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, OR TO WHICH WE HAVE REFERRED YOU, IN MAKING YOUR DECISIONS WHETHER TO INVEST IN THE SECURITIES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS DATED MARCH 5, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference herein contain a number of forward-looking statements. Words, and variations of words, such as “may,” “will,” “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate,” “should,” “likely,” “outlook” and similar expressions are intended to identify our forward-looking statements, including but not limited to, statements about: our Strategy, in particular, our goal to deliver top-tier financial performance; our market-leading positions; our expansion plans; sales and earnings growth and performance of our Power Brands and key markets; snack food consumption trends; growth in our categories and emerging markets; economic growth; volatility in global markets; commodity prices and supply; currency changes; Spin-Off Costs; price volatility; the cost environment and measures to address increased costs; productivity gains; changes in laws and regulations and regulatory compliance; environmental compliance and remediation actions; relationships with employees and representatives; legal matters; Restructuring Program costs; deferred tax assets; our accounting estimates; the estimated value of goodwill and intangible assets; employee benefit plan expenses, obligations and assumptions; pension expenses, contributions and assumptions; planned efforts and outcome of remediation efforts related to income tax controls; our liquidity and funding sources; capital expenditures and funding; share repurchases; compliance with financial and long-term debt covenants; debt repayment and funding; guarantees; our aggregate contractual obligations; dividends; our financial outlook, in particular, our 2014 Organic Net Revenue growth, Adjusted Operating Income growth, Adjusted Operating Income margin and Adjusted EPS; and our risk management program, including the use of financial instruments for hedging activities.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, and the cautionary statements contained in the “Risk Factors” found in our Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K identify important factors that could cause our actual results to differ materially from those in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, continued consumer weakness, continued weakness in economic conditions, continued volatility of commodity and other input costs, pricing actions, increased competition, protection of our reputation and brand image, consolidation of retail customers, changes in our supplier or customer base, our ability to innovate and differentiate our products, increased costs of sales, regulatory or legal changes, claims or actions, perceived or actual product quality issues or product recalls, unanticipated disruptions to our business, a shift in our product mix to lower margin offerings, private label brands, strategic transactions, currency exchange rate fluctuations, use of information technology, volatility of capital or other markets, pension costs, our workforce, our ability to protect our intellectual property and intangible assets, a shift in our pre-tax income between the U.S. and/or other jurisdictions and tax law changes. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus, except as required by applicable law or regulation.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Years Ended December 31,
	2013	2012	2011	2010	2009
Ratios of earnings to fixed charges	3.1	1.7	1.9	1.3	1.7

Earnings available for fixed charges represent earnings from continuing operations before income taxes, distributed income from equity investees and fixed charges excluding capitalized interest, net of amortization. Fixed charges represent interest expense, including amortization of debt discount and debt issue expenses, capitalized interest and the portion of rental expense deemed to be the equivalent of interest. Interest expense excludes interest related to uncertain tax positions which has been included in the provision for income taxes.

We had no preferred stock outstanding for any period presented and accordingly, the ratio of earnings to combined fixed charges and first preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture between us and Deutsche Bank Trust Company Americas, as trustee.

This prospectus briefly describes the material indenture provisions. Those descriptions are qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions.

The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Capitalized terms used below are defined under “Defined Terms.”

General

The debt securities will rank equally with all of our other unsecured debt. The indenture does not limit the amount of debt we may issue and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•	if the securities will bear interest:

•	the interest rate or rates;

•	the date or dates from which any interest will accrue;

•	the interest payment dates for the debt securities; and

•	the regular record date for any interest payable on any interest payment date;

•	or, in each case, their method of determination;

•	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•

currency or units of two or more currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the debt securities are payable;

•

whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•

whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

•	if denominations other than $1,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;

•	the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

•

the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;

•

the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•

any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•	any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading “Defeasance;”

•	any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

•	if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

•	whether the debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•

whether the debt securities shall be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the debt securities and any corresponding changes to the indenture; or

•	any other specific terms of the debt securities.

(Section 301)

We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.

We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•	any successor is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia;

•

the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform or observe;

•	immediately after the effective date of the transaction, no event of default has occurred and is continuing under the indenture; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

(Section 801)

Waivers Under the Indenture

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants of the indenture; and

(Section 1009)

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

•	a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.

(Section 513)

Events of Default

When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:

•	we fail to pay interest on any debt security of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any debt security of that series when due;

•	we fail to make any sinking fund payment when due with respect to debt securities of that series;

•

we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series (with a copy to the trustee);

•	we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

•	any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series.

(Section 501)

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default and shall be fully protected in so withholding, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity or security reasonably satisfactory to it. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

The indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•	the signing officer has supervised a review of the activities and performance under the indenture; and

•	to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.

The indenture requires us to file with the trustee, an officer’s certificate within 30 days of any officer becoming aware of any default specifying such default or Event of Default and what action we are taking or propose to take with respect thereto.

(Section 1005)

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)

Payment

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. (Section 307)

Restrictive Covenants

The indenture includes the following restrictive covenants:

Limitations on Liens

The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•

in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	liens existing on the date of the indenture;

•

liens on property or shares of capital stock existing at the time we or any of our Subsidiaries acquire such property or shares of capital stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or

•

liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:

•	10% of our Consolidated Net Tangible Assets; or

•	10% of our Consolidated Capitalization.

(Section 1007)

Sale and Leaseback Transactions

A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph. (Section 1008)

There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the debt securities or debt warrants.

Defined Terms

We define “Subsidiaries” as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)

We define “Principal Facility” as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization. (Section 1007)

We define a “Sale and Leaseback Transaction” as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

We define “Consolidated Net Tangible Assets” as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries. (Section 101)

We define “Consolidated Capitalization” as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•

current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

(Section 101)

Global Securities

We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

Payments of principal of, and any premium and interest on, the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

•	the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

•	we deliver to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or

•	an Event of Default has occurred and is continuing with respect to securities of such series.

Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

Registration of Transfer

You may transfer or exchange certificated securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange. (Section 305)

You may effect the transfer of certificated securities and the right to receive the principal of, and any premium and interest on, certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We are not required to:

•

issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission;

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or

•	exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.

(Section 305)

Exchange

At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.

Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (Section 305)

Defeasance

Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations, with minor exceptions, under the indenture with respect to the debt securities, including the obligation to pay the principal of, and any premium and interest on, the debt securities, at any time by:

•

depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

(Sections 402-404)

Payments of Unclaimed Moneys

Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•

cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions with respect to matters or questions arising under the indenture, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of debt securities as provided in the indenture;

•

add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

•	change the trustee or provide for an additional trustee;

•	provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect;

•	add guarantees with respect to the securities of such series or confirm and evidence the release, termination or discharge of any such guarantee when such release is permitted by the indenture; or

•	modify the indenture as may be necessary or desirable in accordance with amendments to the Trustee Indenture Act of 1939.

(Section 901)

Supplemental Indentures Requiring Consent of Holders

With the consent of the holders of a majority in principal amount of each series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•

reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of repayment or purchase at the option of any holder of debt securities;

•

reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption or adversely affect any applicable right to convert or exchange any debt securities into other securities; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(Section 902)

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue; and

•

if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(Section 1104)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair and appropriate, by lot or pro rata, in each case subject to the applicable procedures of the depositary. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Concerning the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. Deutsche Bank Trust Company Americas has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.

Governing Law

The laws of the State of New York govern the indenture and will govern the debt securities. (Section 112)

DESCRIPTION OF COMMON STOCK

We are authorized to issue 5,000,000,000 shares of Class A common stock, without par value, which we refer to as “common stock,” and 500,000,000 shares of preferred stock, without par value. As of January 31, 2014, there were 1,700,976,286 shares of common stock outstanding and held of record by 66,233 shareholders, and no shares of preferred stock outstanding. As of December 31, 2013, there were 91,343,713 shares of common stock reserved for outstanding stock options and other stock awards.

The principal stock exchange on which our common stock is listed is The NASDAQ Global Select Market under the symbol “MDLZ.” All outstanding shares of common stock are validly issued, fully paid and nonassessable.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated by-laws. To find out where copies of these documents can be obtained, please see the section of this prospectus entitled “Where You Can Find More Information.”

Voting Rights

The holders of our common stock are entitled to one vote on all matters submitted for action by our shareholders. There is no provision for cumulative voting with regard to the election of directors.

Dividend and Liquidation Rights

Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefore and are entitled, in the event of a liquidation, to share ratably in all assets remaining paid after payment of liquidation.

Other Rights

The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Anti-Takeover Provisions of our Articles of Incorporation, our By-Laws and Virginia Law

Various provisions contained in our amended and restated articles of incorporation, our amended and restated by-laws and Virginia law could delay or discourage some transactions involving an actual or potential change in control of Mondelēz International or our management and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. Provisions in our amended and restated articles of incorporation and our amended and restated by-laws:

•	authorize our board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•

provide that only a majority of the board of directors or the chairman of the board of directors may call a special meeting of the shareholders, except that the board of directors must call a special meeting upon the request from at least 20% of the combined voting power of the outstanding shares of all classes of our capital stock;

•	provide an advanced written notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and

•	provide that our directors may fill any vacancies on our board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.

In addition, Virginia law contains provisions governing material acquisition transactions (“affiliated transactions”) between us and any holder of more than 10% of any class of its outstanding voting shares (an “interested shareholder”). In general, these provisions prohibit a Virginia corporation from engaging in an affiliated transaction with an interested shareholder for a period of three years following the date such person became an interested shareholder, unless (1) a majority of the disinterested directors and the holders of at least two-thirds of the remaining voting shares approved the affiliated transaction or (2) before the date that the person became an interested shareholder, a majority of the disinterested directors approved the transaction that resulted in the person becoming an interested shareholder. After three years, any such transaction must be at a “fair price,” as statutorily defined, or must be approved by the holders of at least two-thirds of the voting shares, other than those beneficially owned by the interested shareholder or by a majority of the disinterested directors. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, the sale of shares of the corporation or any of its subsidiaries to an interested shareholder having an aggregate fair market value of greater than 5% of the aggregate fair market value of the corporation’s outstanding shares, any dissolution of Mondelēz International proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalization or merger of Mondelēz International with its subsidiaries, that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

The shareholders of a Virginia corporation may adopt an amendment to the corporation’s articles of incorporation or by-laws opting out of the provisions of Virginia law governing affiliated transactions. Neither our amended and restated articles of incorporation nor our amended and restated by-laws contain a provision opting out of the provisions of Virginia law governing affiliated transactions.

Virginia law also contains provisions relating to “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (1) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation or (2) the articles of incorporation or by-laws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

As permitted by Virginia law, our amended and restated articles of incorporation contain a provision opting out of the Virginia anti-takeover law regulating control share acquisitions.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units issued by us that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

In addition, to the extent this prospectus is used by any selling security holder to resell any common stock or debt securities, information with respect to the selling security holder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

EXPERTS

Our financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the debt securities, and Hunton & Williams LLP, Richmond, Virginia, will pass upon the validity of the shares of common stock.

£450,000,000 3.875% Notes due 2045

Mondelēz International, Inc.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank	The Royal Bank of Scotland	Société Générale Corporate & Investment Banking

Barclays	BNP PARIBAS	HSBC

Co-Managers

Banca IMI	Commerzbank	Mizuho Securities	MUFG